UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. N/A)*

Gouverneur Bancorp, Inc.
(Name of Issuer)

Common Stock, par value $0.01
(Title of Class of Securities)

38358M109
(CUSIP Number)

December 21, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 38358M109

(1)	Name of Reporting Person Exploration Capital, LLC
(2)	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole Voting Power None
	(6)	Shared Voting Power 56,565
	(7)	Sole Dispositive Power None
	(8)	Shared Dispositive Power 56,565

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 56,565

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable.

(11)	Percent of Class Represented by Amount in Row (9) 5.1%

(12)	Type of Reporting Person OO

CUSIP No. 38358M109

(1)	Name of Reporting Person Stephen L. Gustin
(2)	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☐

(3)	SEC Use Only

(4)	Citizenship or Place of Organization United States

Number of shares beneficially owned by each reporting person with:	(5)	Sole Voting Power None
	(6)	Shared Voting Power 56,565
	(7)	Sole Dispositive Power None
	(8)	Shared Dispositive Power 56,565

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 56,565

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable.

(11)	Percent of Class Represented by Amount in Row (9) 5.1%

(12)	Type of Reporting Person IN

ITEM 1(A) NAME OF ISSUER:

Gouverneur Bancorp, Inc.

ITEM 1(B) ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

42 Church Street

Gouverneur, NY 13642

ITEM 2 (A) NAME OF PERSON FILING:

Exploration Capital, LLC

Stephen L. Gustin

ITEM 2 (B) ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

250 East 200 South, Floor 16

Salt Lake City, UT 84111

ITEM 2 (C) CITIZENSHIP:

Exploration Capital, LLC – Delaware

Stephen L. Gustin – United States

ITEM 2 (D) TITLE OF CLASS OF SECURITIES:

Common Stock, $0.01 par value per share (“Common Stock”).

ITEM 2 (E) CUSIP Number:

38358M109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO §§ 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

This statement is filed pursuant to Rule 13d-1(c).

ITEM 4. OWNERSHIP

See the Cover Pages for each Reporting Person.

ITEM 5. OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS

Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10. CERTIFICATIONS

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Dated:	12/29/2023

Exploration Capital, LLC

Signature.	/s/ Stephen L. Gustin
Stephen L. Gustin Managing Partner

Stephen L. Gustin

Signature.	/s/ Stephen L. Gustin
Stephen L. Gustin